Exhibit 99.1

DIMON Incorporated 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681	Tel: 434 792 7511

NEWS RELEASE	Contact: Ritchie L. Bond
(434) 791-6952

November 9, 2004

DIMON Reports Second Quarter 2005 Financial Results

Company Confirms Fiscal 2005 Guidance and Announces Quarterly Dividend

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced that net income for the quarter ended September 30, 2004, was $5.6 million, or $0.12 per basic share, compared to $5.5 million, or $0.12 per basic share, for the year earlier period. The Company’s underlying net income for the quarter, a non-GAAP measure that excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $13.7 million, or $0.31 per basic share, compared to $3.2 million, or $0.07 per basic share, on the same basis last year.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter, even though they are being held to maturity. In discussing the Company’s forecast and actual operating performance, DIMON management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps. Management also excludes results from discontinued operations, and gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.

DIMON’s net income for the six months ended September 30, 2004, was $19.0 million, or $0.42 per basic share, compared to $19.5 million, or $0.44 per basic share, for the year earlier period. Underlying net income for the six months, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $24.3 million, or $0.54 per basic share, compared to underlying net income of $21.5 million, or $0.48 per basic share, on the same basis last year.

Performance Summary

Sales and other operating revenues for the second quarter were $341.1 million, compared to $214.4 million for the year earlier quarter. As anticipated, increased shipments from South America that were delayed from the prior quarter due to freight constraints contributed substantially to the sales gain. Shipments from North America, Africa, and Asia were also higher in comparison to the year earlier quarter. Sales and other operating revenues for the six months ended September 30, 2004 were $625.8 million, compared to $562.6 million for the year earlier period.

Gross profit as a percentage of sales and other operating revenues for the second quarter was 16.5% compared to 19.4% for the year earlier quarter, reflecting the overall mix of products shipped. For the six months ended September 30, 2004, gross profit was 17.4% of revenues, compared to 19.6% for the year earlier period.

Selling, general and administrative (SG&A) expenses for the second quarter were $31.4 million, up $4.4 million or 16.5% in comparison to the year earlier quarter. The current quarter expense included a $3.3 million accrual for the previously disclosed fine assessed on the Company by the Directorate General for Competition of the European Commission. Also, increased legal and professional expenses for the current quarter were only partially offset by reduced compensation expense. SG&A expenses for the six months ended September 30, 2004 were $60.3 million, down $3.9 million, or 6.0% in comparison to the year earlier period. A $6.0 million provision for settlement of the DeLoach litigation, recognized in the year earlier period, was responsible for the majority of the reduction.

Interest expense for the second quarter increased by $2.1 million, or 20%, in comparison to the year earlier quarter, reflecting a combination of additional borrowing and increased effective interest rates. At September 30, 2004, total debt net of cash was $628.3 million, up $75.3 million, or 13.6%, in comparison to September 30, 2003. The increase primarily reflects a larger financing requirement for inventories committed to customers, but not yet shipped. DIMON’s uncommitted inventories remain at a comfortable level.

Outlook

Brian J. Harker, Chairman and Chief Executive Officer, stated, “As anticipated, the Company’s performance continued to benefit from record-sized South American crops during the quarter. The shortage of freight availability out of South America that we experienced in the prior quarter eased somewhat, and we were able to complete shipment of nearly 70% of the current year Brazilian crop by the end of September. The Company also enjoyed increased shipments from several other origins during the quarter. We made further progress with our restructuring efforts, as we successfully divested our Italian operations during the quarter, which are now recognized as discontinued operations in our reported results. Reflecting a generally stable market state, looking forward, we continue to expect the Company’s underlying net income to be toward the upper end of our previously disclosed guidance of between $0.45 and $0.55 per basic share for the fiscal year ending March 31, 2005. Our current outlook excludes estimated restructuring charges of $7 million, any effects from market valuation adjustments for derivatives, results from discontinued operations, and other non-recurring items.”

The timing and magnitude of fluctuations in the market valuation adjustments for derivative financial instruments (interest rate swaps) are driven primarily by often-volatile market expectations for changes in interest rates, and are inherently unpredictable. Because these adjustments are a component of net income prepared in accordance with generally accepted accounting principles, management is unable to provide forward looking earnings guidance on that basis.

Dividend

DIMON’s Board of Directors, at its meeting held November 8, 2004, declared a quarterly dividend of $0.075 per share. The dividend will be payable December 15, 2004 to shareholders of record on December 1, 2004.

Merger Agreement with Standard Commercial Corporation

On November 8, 2004, DIMON and Standard Commercial Corporation (NYSE: STW) jointly announced that they have entered into a merger agreement. Under the terms of the agreement, Standard Commercial common shareholders would receive three shares of DIMON common stock for each share of Standard Commercial common stock. Please see the Merger Agreement news release for additional information.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of DIMON’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on the DIMON’s and Standard Commercial’s customers. Additional factors that could cause DIMON’s and Standard Commercial’s results to differ materially from those described in the forward-looking statements can be found in DIMON’s Annual Reports on Form 10-K/A for the fiscal year ended March 31, 2004, and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

In connection with the proposed merger of DIMON and Standard Commercial, the parties will be filing a joint proxy statement/prospectus and other relevant documents concerning the merger with the U.S. Securities and Exchange Commission. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Interested parties will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about DIMON and Standard Commercial without charge at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to DIMON Incorporated, 512 Bridge Street, Post Office Box 681, Danville, Virginia 23543-0681, Attention: Investor Relations, (434) 792 7511.

The respective directors and executive officers of DIMON and Standard Commercial and other persons may be deemed to be “participants” in the solicitation of proxies in respect of the proposed merger. Information regarding DIMON’s directors and executive officers is available in its proxy statement filed with the SEC on July 13, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at www.dimon.com.

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Condensed Statement of Consolidated Income

	Three Months September 30		Six Months September 30
(Unaudited - 000’s Except Per Share Data)	2004	2003	2004	2003
Sales and other operating revenues	$341,068	$214,416	$625,796	$562,636
Cost of goods and services sold	284,961	172,735	516,705	452,396

Gross Profit	56,107	41,681	109,091	110,240
Selling, administrative and general expenses	31,373	26,928	60,312	64,180
Other income	(2,735)	—	(4,630)	—
Restructuring and asset impairment charges	766	—	1,441	—

Operating income	26,703	14,753	51,968	46,060

Interest expense	12,782	10,643	24,884	23,262
Interest income	995	885	1,921	1,359
Derivative financial instruments (income)	(464)	(3,876)	(6,595)	(1,838)
Income tax expense	5,277	3,081	11,748	8,030
Equity in net income (loss) of investee companies	53	(256)	142	264
Minority interests (income)	(124)	(151)	(359)	(434)

Income from continuing operations	10,280	5,685	24,353	18,663
Loss from discontinued operations, net of tax	(4,693)	(216)	(5,392)	(915)
Extraordinary item – Iraqi receivable recovery, net of $957 income tax	—	—	—	1,777

Net Income	$5,587	$5,469	$18,961	$19,525

Basic Earnings Per Share:
Income from continuing operations	$0.23	$0.13	$0.54	$0.42
Loss from discontinued operations	(0.11)	(0.01)	(0.12)	(0.02)
Extraordinary item – Iraqi receivable recovery	—	—	—	0.04

Net income	$0.12	$0.12	$0.42	$0.44

Diluted Earnings Per Share
Income from continuing operations	$0.23	$0.13	$0.54	$0.41
Loss from discontinued operations	(0.11)	(0.01)	(0.12)	(0.02)
Extraordinary item – Iraqi receivable recovery	—	—	—	0.04

Net income	$0.12	$0.12	$0.42	$0.43

Average number of shares outstanding:
Basic	44,873	44,602	44,860	44,570
Diluted	45,349	45,270	45,392	45,192

Cash dividends per share	$.075	$.075	$0.15	$0.15

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Reconciliation of Net Income Figures Used in Press Release

	Three Months September 30		Six Months September 30
(Unaudited – 000’s Except Per Share Data)	2004	2003	2004	2003
GAAP Net Income	$5,587	$5,469	$18,961	$19,525

Discontinued operations	4,693	216	5,392	915
Extraordinary item – Iraqi receivable recovery	—	—	—	(1,777)

GAAP Net Income from Continuing Operations	10,280	5,685	24,353	18,663

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	(302)	(2,519)	(4,287)	(1,078)
Restructuring charges	498	—	937	—
DGCOMP assessment - Spain	3,250	—	3,250	—
Settlement charge for DeLoach litigation	—	—	—	3,900

Non-GAAP Underlying Net Income	$13,726	$3,166	$24,253	$21,485

Non-GAAP Underlying Net Income per Basic Share	$0.31	$0.07	$0.54	$0.48

GAAP Net Income per Basic Share	$0.12	$0.12	$0.42	$0.44

Note 1 - Derivative Financial Instruments: Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.” FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings. For the quarters ended September 30, 2004 and 2003, the Company recognized non-cash income of $464 and $3,876, respectively, from the change in the fair value of swap instruments. For the six months ended September 30, 2004 and 2003, the Company recognized non-cash income of $6,595 and $1,838 respectively, from the change in the fair value of these derivative financial instruments. As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

Note 2 - Discontinued Operations: During fiscal 2004, the Company’s Board of Directors approved a plan designed to improve long-term profitability that included the disposal of its Italian processing facility. On September 30, 2004, concurrent with the sale of the Italian processing facility, the Company made a decision to discontinue Italian operations. Therefore, the results of operations, other than interest expense related to subsidiary debt guaranteed by the Company, have been reclassified and presented as discontinued operations in the financial statements for all periods presented.

Note 3 - Extraordinary Item: On May 1, 2003, the Company received $2,734 from the United Nations Compensation Commission in connection with a claim filed by a predecessor company, Monk-Austin, Incorporated. The claim arose from an uncollected trade receivable from the Iraqi Tobacco Monopoly, which related to transactions that occurred prior to Iraq’s invasion of Kuwait in August 1990. The predecessor company charged off the entire receivable, net of tax, as a $5,202 extraordinary loss during its fiscal year 1991.